Exhibit 99.1

Thomas Melito
Vice President - Treasurer
NEWS RELEASE	(972) 409-1527
FOR IMMEDIATE RELEASE

Michaels Stores, Inc. Reports $35 million Improvement in Net Income

— Positive 1.3% Third Quarter Same-Store Sales —

IRVING, Texas — December 1, 2009 — Michaels Stores, Inc. reported net income for the quarter ended October 31, 2009, of $15 million compared to a $20 million loss for the quarter ended November 1, 2008. For the first nine months of fiscal 2009, the Company reported net income of $21 million compared to a $70 million net loss for the same period of fiscal 2008.

John Menzer, Chief Executive Officer, said, “We are pleased with our overall performance during the third quarter. Our strong focus on execution, including the Halloween season, helped drive improved sales, gross margin and reduced per store inventory levels. In addition, a number of categories reset earlier this year continue to perform above expectations, with bakeware, bead and jewelry making and impulse being our top performing departments. Also, we expanded our operating margin by 150 basis points to 9.0% of sales, driven by strong cost control efforts and improvement in our gross margin rate.

“Looking to the fourth quarter, we will be focused on driving customer traffic and capturing sales through the remainder of this year. A large number of category resets implemented throughout this year has brought a new level of creative and inspirational merchandise to our customer. With gift creation and gift giving so prevalent in today’s economy, our value message, Endless Creativity - Endless Savings, will be at the forefront of our communications. While the Company’s transition to a customer-focused sales culture is still evolving, I am confident our new and improved merchandise and solid store level execution of our customer service goals, we are well positioned for this year’s holiday season.”

Operating Results

Net sales for the quarter ended October 31, 2009, were $929 million, a 2.5% increase over last year’s net sales of $906 million. Same-store sales for the quarter increased 1.3% due to a 4.7% increase in transactions, a 3.5% decrease in average ticket and a positive 0.1% impact from deferred custom framing revenue. Canadian currency translation positively affected same-store sales for the second quarter by approximately 20 basis points.

Year-to-date net sales increased 1.5% to $2.588 billion from $2.549 billion for the same period last year. Same-store sales decreased 0.5% over the same period a year ago on a 5.1% decrease in average ticket, a 4.7% increase in transactions and a negative 0.1% impact from deferred custom framing revenue. Canadian currency translation adversely affected same-store sales for the first nine months of fiscal 2009 by approximately 80 basis points.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

The Company’s third quarter gross margin increased 180 basis points to 37.3% and year-to-date gross margin increased 30 basis points to 36.6%. These increases were primarily driven by improvements in merchandise margin due to lower distribution and freight costs.

Selling, general and administrative expense in the third quarter increased $12 million to $259 million, or as a percent of sales, to 27.9% compared to 27.3% in the third quarter of fiscal 2008. The increase is due primarily to a $20 million unfavorable comparison of bonus accruals against prior year partly offset by reduction in payroll and advertising expense. Year-to-date selling, general and administrative expense decreased $28 million to $737 million, or as a percent of sales declined 150 basis points, to 28.5% of sales from 30.0% last year. The decrease is primarily the result of reductions in payroll, severance, depreciation and advertising expense, partly offset by the reversal of bonus accruals compared to last year.

Operating income for the third quarter of fiscal 2009 increased $16 million to $84 million, or 9.0% percent of sales, compared to 7.5% for the third quarter of fiscal 2008. Year-to-date operating income was $198 million, or 7.6% of sales, versus $143 million, or 5.6% of sales, for the first nine months of fiscal 2008.

Interest expense was lower by $15 million, and $44 million for the quarter and year-to-date period, respectively, due to a lower average interest rate on our floating rate debt and lower average debt levels. Other income reflects a change in the fair value of an interest rate cap of $1 million for the third quarter and $16 million for the nine months ended October 31, 2009.

Adjusted EBITDA for the third quarter of fiscal 2009 increased 5.4% or approximately $6 million to $118 million, from $112 million for the same period last year. Year-to-date Adjusted EBITDA was $307 million, or 11.9% of sales, versus $282 million, or 11.1% of sales, in the first nine months of fiscal 2008. The Company presents Adjusted EBITDA to provide additional information to evaluate its operating performance and its ability to service its debt. Reconciliations of GAAP measures to non-GAAP Adjusted EBITDA presented herein are included at the end of this press release.

Balance Sheet and Cash Flow

As of October 31, 2009, the Company’s cash balance was $49 million. Third quarter debt levels declined $272 million to $3.911 billion compared to$4.183 billion as of the end of the third quarter of fiscal 2008.  Availability under the revolving credit facility was $799 million. During the quarter, the Company also made a $5.9 million amortization payment on its Senior Secured Term Loan.

Average inventory per Michaels store at the end of the third quarter of fiscal 2009, inclusive of distribution centers, was down 5.0% to $971,000 compared to $1.022 million at the end of the third quarter of fiscal 2008. The Company expects average inventory levels to be down to last year as of the end of fiscal 2009.

Capital spending for the nine months ended October 31, 2009, totaled $26 million, with $18 million attributable to real estate activities, such as new, relocated, existing and remodeled stores, and $8 million for strategic initiatives and maintenance activities.

Year-to-date, the Company opened 18 new stores and relocated five Michaels stores and closed nine Aaron Brothers stores.

The Company will host a conference call at 4:00 p.m. Central time on Tuesday, December 1, 2009, including Chief Executive Officer, John Menzer and Executive Vice President and Chief Financial Officer, Elaine Crowley. Those who wish to participate in the call may do so by dialing 973-935-8513, conference ID# 79813922. Any interested party will also have the opportunity to access the call via the internet at www.michaels.com. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event. Recordings may be accessed at www.michaels.com or by phone at 800-642-1687, PIN # 79813922.

Michaels Stores, Inc. is North America’s largest specialty retailer of arts, crafts, framing, floral, wall décor and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of November 30, 2009, the Company owns and operates 1,027 Michaels stores in 49 states and Canada, and 152 Aaron Brothers stores.

This news release may contain forward-looking statements that reflect our plans, estimates and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that the Company or its management “anticipates,” “plans,” “estimates,” “expects,” “believes” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 31, 2009 and in our Quarterly Reports on Form 10-Q for the quarters ended May 2, 2009 and August 1, 2009. Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, operating income and forecasts of other financial performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to: the impact on our results of operations, cash flows and financial condition if the worldwide economic downturn continues or deteriorates further;  risks related to our substantial indebtedness; our debt agreements contain restrictions that limit our flexibility in operating our business; our growth depends on our ability to open new stores; our success will depend on how well we manage our business; changes in customer demand could materially adversely affect our sales, operating results and cash flow;  unexpected or unfavorable consumer responses to our promotional or merchandising programs could materially adversely affect our sales, operating results and cash flow; changes in newspaper subscription rates may result in reduced exposure to our circular advertisements; improvements to our supply chain may not be fully successful; our suppliers may fail us;  our reliance on foreign suppliers increases our risk of obtaining adequate, timely, and cost-effective product supplies; risks associated with the vendors from whom our products are sourced could materially adversely affect our revenue and gross profit; product recalls and/or product liability, as well as changes in product safety and other consumer protection laws,  may adversely impact our operations, merchandise offering, reputation and financial position; significant increases in inflation or commodity prices such as petroleum, natural gas, electricity, steel and paper may adversely affect our costs, including cost of merchandise; we are co-sourcing certain of our information technology and accounts payable functions and may co-source other administrative functions, which will make us more dependent upon third parties; our information systems may prove inadequate; we may fail to optimize or adequately maintain our perpetual inventory and automated replenishment systems; failure to adequately maintain the security of our electronic and other confidential information could materially adversely affect our financial condition and operating results; if the Employee Free Choice Act is adopted, it would be easier for our associates to obtain union representation and our businesses could be adversely impacted; a weak fourth quarter would materially adversely affect our operating results; competition could negatively impact our operations; the interests of our controlling stockholders may conflict with the interests of our creditors; and other factors as set forth in our prior filings with the Securities and Exchange Commission, including those set forth under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 31, 2009.  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

Michaels Stores, Inc.

Supplemental Disclosures Regarding Non-GAAP Financial Information

The following table sets forth the Company’s Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”).  The Company defines EBITDA as net income before interest, income taxes, discontinued operations, goodwill impairment, depreciation and amortization. Additionally, the table presents Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”).  The Company defines Adjusted EBITDA as EBITDA adjusted for certain defined amounts that are added to, or subtracted from, EBITDA in accordance with the Company’s credit agreements (collectively, the “Adjustments”). The Adjustments are described in further detail in the footnotes to the table below.

The Company has presented EBITDA and Adjusted EBITDA in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company uses EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance and as an incentive compensation target for certain management personnel. The Company uses Adjusted EBITDA in its assessment to make restricted payments, as defined within its Senior Secured term loan which was executed on October 31, 2006.  Contained in that agreement are limitations on the Company’s ability to make restricted payments, with the eligibility to make such payments partly dependent upon Adjusted EBITDA.

As EBITDA and Adjusted EBITDA are not measures of operating performance or liquidity calculated in accordance with U.S. GAAP, these measures should not be considered in isolation of, or as a substitute for, net income, as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of EBITDA and Adjusted EBITDA may differ from similarly titled measures used by other companies. As EBITDA and Adjusted EBITDA exclude certain financial information compared with net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of EBITDA and Adjusted EBITDA to net earnings and net cash provided by operating activities.

Michaels Stores, Inc.

Consolidated Statements of Operations

(In millions)

(Unaudited)

Subject to reclassification

	Quarter Ended		Nine Months Ended
	October 31,	November 1,	October 31,	November 1,
	2009	2008	2009	2008
Net sales	$929	$906	$2,588	$2,549
Cost of sales and occupancy expense	582	584	1,640	1,623
Gross profit	347	322	948	926
Selling, general, and administrative expense	259	247	737	765
Related party expenses	4	4	11	12
Store pre-opening costs	—	3	2	6
Operating income	84	68	198	143
Interest expense	62	77	187	231
Other (income) and expense, net	(1)	3	(21)	3
Income (loss) before income taxes	23	(12)	32	(91)
Provision (benefit) for income taxes	8	8	11	(21)
Net income (loss)	$15	$(20)	$21	$(70)

Michaels Stores, Inc.

Consolidated Balance Sheets

(In millions, except share and per share amounts)

(Unaudited)

Subject to reclassification

	October 31,	January 31,	November 1,
	2009	2009	2008
ASSETS
Current assets:
Cash and equivalents	$49	$33	$92
Merchandise inventories	1,039	900	1,083
Prepaid expenses and other	83	73	83
Deferred income taxes	41	41	30
Income tax receivable	12	2	38
Total current assets	1,224	1,049	1,326
Property and equipment, at cost	1,236	1,214	1,204
Less accumulated depreciation	(911)	(832)	(802)
	325	382	402
Goodwill	94	94	94
Debt issuance costs, net of accumulated amortization of $52, $39, and $35, respectively	73	86	90
Deferred income taxes	16	12	—
Other assets	28	2	—
	211	194	184
Total assets	$1,760	$1,625	$1,912

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$274	$230	$274
Accrued liabilities and other	353	275	336
Current portion of long-term debt	139	173	432
Income taxes payable	1	2	—
Current liabilities - discontinued operations	1	1	1
Total current liabilities	768	681	1,043
Long-term debt	3,772	3,756	3,751
Deferred income taxes	—	—	5
Other long-term liabilities	78	74	76
Long-term liabilities - discontinued operations	1	1	1
Total long-term liabilities	3,851	3,831	3,833
	4,619	4,512	4,876
Commitments and contingencies
Stockholders’ deficit:
Common Stock, $0.10 par value, 220,000,000 shares authorized; 118,387,229 shares issued and outstanding at October 31, 2009; 118,376,402 shares issued and outstanding at January 31, 2009; 118,376,402 shares issued and outstanding at November 1, 2008	12	12	12
Additional paid-in capital	34	27	17
Accumulated deficit	(2,911)	(2,931)	(2,996)
Accumulated other comprehensive income	6	5	3
Total stockholders’ deficit	(2,859)	(2,887)	(2,964)
Total liabilities and stockholders’ deficit	$1,760	$1,625	$1,912

Michaels Stores, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

Subject to reclassification

	Nine Months Ended
	October 31,	November 1,
	2009	2008
Operating activities:
Net income (loss)	$21	$(70)
Adjustments:
Depreciation and amortization	86	94
Share-based compensation	6	6
Deferred financing costs amortization	13	13
Accretion of subordinated discount notes	33	29
Change in fair value of interest rate cap	(16)	—
Other	—	1
Changes in assets and liabilities:
Merchandise inventories	(133)	(250)
Prepaid expenses and other	(14)	(5)
Deferred income taxes and other	(12)	3
Accounts payable	54	51
Accrued interest	33	(9)
Accrued liabilities and other	42	13
Income taxes receivable	(11)	(37)
Other long-term liabilities	4	(5)
Net cash provided by (used in) operating activities	106	(166)

Investing activities:
Additions to property and equipment	(26)	(66)
Net cash used in investing activities	(26)	(66)

Financing activities:
Borrowings on asset-based revolving credit facility	621	749
Payments on asset-based revolving credit facility	(655)	(439)
Repayments on senior secured term loan facility	(18)	(18)
Repurchase of new Common Stock	—	(1)
Payments of capital leases	—	(4)
Change in cash overdraft	(12)	9
Other	—	(1)
Net cash (used in) provided by financing activities	(64)	295

Net increase in cash and equivalents	16	63
Cash and equivalents at beginning of period	33	29
Cash and equivalents at end of period	$49	$92

Supplemental Cash Flow Information:
Cash paid for interest	$109	$199
Cash paid for income taxes	$22	$17

Michaels Stores, Inc.

Summary of Operating Data

(Unaudited)

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of operations (schedule may not foot due to rounding):

	Quarter Ended		Nine Months Ended
	October 31,	November 1,	October 31,	November 1,
	2009	2008	2009	2008
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	62.7	64.5	63.4	63.7
Gross profit	37.3	35.5	36.6	36.3
Selling, general, and administrative expense	27.9	27.3	28.5	30.0
Related party expenses	0.4	0.4	0.4	0.5
Store pre-opening costs	—	0.3	0.1	0.2
Operating income	9.0	7.5	7.6	5.6
Interest expense	6.7	8.5	7.2	9.0
Other (income) and expense, net	(0.2)	0.3	(0.8)	0.1
Income (loss) before income taxes	2.5	(1.3)	1.2	(3.5)
Income tax provision (benefit)	0.9	0.9	0.4	(0.8)
Net income (loss)	1.6%	(2.2)%	0.8%	(2.7)%

The following table sets forth certain of our unaudited operating data:

	Quarter Ended		Nine Months Ended
	October 31,	November 1,	October 31,	November 1,
	2009	2008	2009	2008
Michaels stores:
Retail stores open at beginning of period	1,023	991	1,009	963
Retail stores opened during the period	4	22	18	50
Retail stores opened (relocations) during the period	1	3	5	9
Retail stores closed during the period	—	—	—	—
Retail stores closed (relocations) during the period	(1)	(3)	(5)	(9)
Retail stores open at end of period	1,027	1,013	1,027	1,013

Aaron Brothers stores:
Retail stores open at beginning of period	155	164	161	166
Retail stores opened during the period	—	—	—	—
Retail stores opened (relocations) during the period	—	—	—	1
Retail stores closed during the period	(3)	(1)	(9)	(3)
Retail stores closed (relocations) during the period	—	—	—	(1)
Retail stores open at end of period	152	163	152	163

Total store count at end of period	1,179	1,176	1,179	1,176

Other operating data:
Average inventory per Michaels store (in thousands) (1)	$971	$1,022	$971	$1,022
Comparable store sales decrease (2)	1.3%	(6.5)%	(0.5)%	(4.1)%

Michaels Stores, Inc.

Footnotes to Financial and Operating Data Tables

(Unaudited)

(1)         Average inventory per Michaels store calculation excludes Aaron Brothers.

(2)         Comparable store sales increase represents the increase in net sales for stores open the same number of months in the indicated period and the comparable period of the previous year, including stores that were relocated or expanded during either period. A store is deemed to become comparable in its 14th month of operation in order to eliminate grand opening sales distortions.  A store temporarily closed more than 2 weeks due to a catastrophic event is not considered comparable during the month it closed.  If a store is closed longer than 2 weeks but less than 2 months, it becomes comparable in the month in which it reopens, subject to a mid-month convention.  A store closed longer than 2 months becomes comparable in its 14th month of operation after its reopening.

Michaels Stores, Inc.

Reconciliation of Adjusted EBITDA

(in millions)

	Quarter	Quarter	Nine months	Nine months
	ended	ended	ended	ended
	October 31, 2009	November 1, 2008	October 31, 2009	November 1, 2008

Cash flows from operating activities	$76	$(68)	$106	$(166)
Depreciation and amortization	(28)	(31)	(86)	(94)
Share-based compensation	(2)	(2)	(6)	(6)
Deferred financing cost amortization	(5)	(5)	(13)	(13)
Accretion of subordinated discount notes	(11)	(10)	(33)	(29)
Change in fair value of interest rate cap	1	—	16	—
Changes in assets and liabilities	(16)	96	37	238
Net income (loss)	15	(20)	21	(70)
Interest expense	62	77	187	231
Interest income	—	—	—	—
Income tax (benefit) provision	8	8	11	(21)
Depreciation and amortization	28	31	86	94
EBITDA	113	96	305	234
Adjustments:
Share-based compensation	2	2	6	6
Strategic alternatives and other legal	—	—	—	—
Sponsor Fees	4	3	11	10
Termination expense	1	2	4	13
Pre-opening costs	1	2	2	6
Multi-year initiatives (1)	—	2	—	2
Foreign currency translation gains/losses	—	3	(5)	3
Store closing costs	1	—	4	2
Gain on interest rate cap	(1)	—	(16)	—
Other (2)	(3)	2	(4)	6
Adjusted EBITDA	$118	$112	$307	$282

(1) Multi-year initiatives relate to store remodel costs.

(2) Other adjustments relate to items such as the moving & relocation expenses, franchise taxes, foreign currency hedge and legal settlements.